Exhibit (h)(d)(4)(a)
SCHEDULE A
Pacific Select Fund
Expense Limitation Agreement
For the Pacific Dynamix Portfolios and Underlying Portfolios

	Expense	Effective Date of
Portfolio	Limitation[i]	Current Limit	Expiration Date
Pacific Dynamix – Conservative Growth	0.59	May 1, 2011	April 30, 2014
Pacific Dynamix – Moderate Growth	0.59	May 1, 2011	April 30, 2014
Pacific Dynamix – Growth	0.59	May 1, 2011	April 30, 2014

PD Large-Cap Value Index	0.17	May 1, 2011	April 30, 2012
PD Large-Cap Growth Index	0.17	May 1, 2011	April 30, 2012
PD Small-Cap Value Index	0.21	May 1, 2011	April 30, 2012
PD Small-Cap Growth Index	0.21	May 1, 2011	April 30, 2012
PD Aggregate Bond Index	0.17	May 1, 2011	April 30, 2012
PD High Yield Bond Index	0.34	May 1, 2011	April 30, 2012
PD International Large-Cap	0.30	May 1, 2011	April 30, 2012
PD Emerging Markets	0.97	May 1, 2011	April 30, 2012

[i]	Maximum operating expense limit as a percentage of average net assets.
Effective: May 1, 2011

PACIFIC SELECT FUND

By:	/s/ Howard T. Hirakawa Name: Howard T. Hirakawa Title: Vice President	By:	/s/ Laurene E. MacElwee Name: Laurene E. MacElwee Title: AVP & Assistant Secretary

PACIFIC LIFE FUND ADVISORS LLC

By:	/s/ Howard T. Hirakawa Name: Howard T. Hirakawa Title: VP, Fund Advisor Operations	By:	/s/ Laurene E. MacElwee Name: Laurene E. MacElwee Title: AVP & Assistant Secretary